E-31
Exhibit No. 18
Form 10-SB
Amendment No. 1
BUI, Inc.
File No. 0-26917


To:  Gary Smith
From:  Doug Smith/ Buyers United
Date: 5-11-99
RE: To formalize verbal changes to promissory note and consulting arrangement from January 1998 through today

Dear Gary:

In connection with the audit of Buyers United, Inc.'s financial statements as of and for the year ended December 31, 1998, the auditors have requested that I formalize our verbal changes. As you are aware, we agreed to make the following changes to your promissory note date January 9, 1998 and your consulting arrangement with BUI during 1998.

Effective January 9, 1998, we agreed to change the terms of the promissory note to include interest at 6% per anthem and to criminate any consulting payments during 1998. As a result, during 1998 BUI made total payments of $710,225 to you which have been allocated $21,537 to interest ($5,699 of which relates to the original $1,300,000 note for the period January 1, 1998 to January 9, 1998) and $48,688 to principal on the $300,000 note resulting in a balance of $251,312 at the end of 1998.

In January 1999, we agreed to change the agreement whereby we will continue to pay you monthly interest payment of approximately $1,250 on the $251,312.00 balance due and consulting payment of approximately $3,750 per month for the entire year of 1999. Additionally, we agreed to make best efforts to repay as much of the principal balance a possible.

Please sign below to represent your agreement and understanding of the above.

/s/ G. Douglas Smith, BUI

/s/ Gary Smith